Exhibit 99.2

SECURE AMERICA ACQUISITION CORPORATION
COMPLETES ITS INITIAL PUBLIC OFFERING

Arlington, Va.—October 29, 2007 -- Secure America Acquisition Corporation (AMEX: HLD.U), (the "Company") announced today that it has completed its initial public offering (the "IPO") of 10,000,000 units. Each unit consists of one share of common stock and one warrant, which entitles the holder to purchase one share of common stock. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $80,000,000 to the Company. The offering was led by SunTrust Robinson Humphrey, acting as sole book-running manager.

Immediately prior to the consummation of the IPO, the Company completed a private placement of 2,075,000 warrants at a price of $1.00 per warrant, generating gross proceeds of $2,075,000. These warrants were purchased by Secure America Acquisition Holdings, LLC, an affiliate of certain officers and directors of the Company. The warrants sold in the private placement are identical to the warrants included in the units sold in IPO except that if the Company calls the warrants for redemption, the warrants sold in the private placement will not be redeemable by the Company so long as they are held by these purchasers or their permitted transferees. The purchasers of the warrants sold in the private placement have agreed that these warrants will not be transferred, assigned or sold by them (except in limited situations) until after the Company has completed its initial business combination. Audited financial statements as of October 29, 2007, reflecting receipt of the proceeds received by the Company in connection with the consummation of the initial public offering and private sale of warrants, will be issued by the Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities Exchange Commission as soon as practicable.

A registration statement relating to the units was filed and declared effective by the Securities and Exchange Commission on October 23, 2007. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Secure America Acquisition Corporation, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities will be made only by means of a prospectus.

Information about the offering is available in the prospectus filed with the Securities and Exchange Commission. Copies of the prospectus can be obtained from SunTrust Robinson Humphrey, 3333 Peachtree Street Road, NE, Atlanta, GA 30326, via telephone at 404-926-5463, or from Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, NY 10020, via telephone at 212-218-3288.

About Secure America Acquisition Corporation

Secure America Acquisition Corporation is a newly organized blank check companyformed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more domestic or international operating businesses in the homeland security industry, but not businesses that design, build or maintain mission-critical facilities.

Forward-Looking Statements

 This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company's prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
C. Thomas McMillen
Chairman and co-CEO
Secure America Acquisition Corporation
(703) 528 7073 x 101